Exhibit 2.1
AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT dated as of May 20, 2010 (this "Amendment") to the Agreement and Plan of Merger (the "Agreement") dated as of April 19, 2010 among DONEGAL ACQUISITION INC. ("DAI"), DONEGAL FINANCIAL SERVICES CORPORATION ("DFSC"), DONEGAL MUTUAL INSURANCE COMPANY ("DMIC"), DONEGAL GROUP INC. ("DGI") and UNION NATIONAL FINANCIAL CORPORATION ("UNNF").

WITNESSETH:

WHEREAS, DAI, DFSC, DMIC, DGI and UNNF, as permitted by Section 10.3 of the Agreement, desire to amend the Agreement to the extent specified in this Amendment;

NOW, THEREFORE, DAI, DFSC, DMIC, DGI and UNNF, in consideration of the agreements and covenants contained in this Amendment and in the Agreement and intending to be legally bound hereby, covenant and agree as follows:

1.           Amendment of Section 3.3(a) of the Agreement.  Section 3.3(a) of the Agreement is hereby amended and restated so that, as amended and restated, said Section 3.3(a) of the Agreement shall read in its entirety as follows:

"3.3           Authority; No Violation.

(a)           UNNF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates.  The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of UNNF.  Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by the affirmative vote of the holders of  at least 80% of the outstanding shares of UNNF Common Stock at such meeting at which a quorum is present, no other corporate proceedings on the part of UNNF are necessary to approve this Agreement or to consummate the transactions this Agreement contemplates.  This Agreement has been duly and validly executed and delivered by UNNF and, assuming due authorization, execution and delivery by DFSC, DMIC, DAI and DGI, constitutes the valid and binding obligation of UNNF, enforceable against UNNF in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. "

2.           Ratification of Remainder of the Agreement.  Except for the amendment to Section 3.3(a) of the Agreement as set forth in Section 1 of this Amendment, all of the terms and provisions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, DAI, DFSC, DMIC, DGI and UNNF, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

DONEGAL ACQUISITION INC.		DONEGAL GROUP INC.

By:	/s/ Donald H. Nikolaus	By:	/s/ Donald H. Nikolaus
	Donald H. Nikolaus, President		Donald H. Nikolaus, President

DONEGAL FINANCIAL SERVICES CORPORATION		UNION NATIONAL FINANCIAL CORPORATION

By:	/s/ Donald H. Nikolaus	By:	/s/ Mark D. Gainer
	Donald H. Nikolaus, President		Mark D. Gainer, President

DONEGAL MUTUAL INSURANCE COMPANY

By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President